Exhibit 23.1
Consent of Independent Registered Public Accounting Firm

We have issued our reports dated March 18, 2013, with respect to the consolidated financial statements and internal control over financial reporting included in the Annual Report of Essex Rental Corp. and Subsidiaries on Form 10-K for the year ended December 31, 2012.  We hereby consent to the incorporation by reference of said reports in the Registration Statement of Essex Rental Corp. and Subsidiaries on Forms S-3 (File No. 333-138452, effective May 21, 2009 and File No. 333-171387, effective February 10, 2011) and Form S-8 (File No. 333-161332, effective August 13, 2009 and File No. 333-185567, effective December 19, 2012).

/s/ Grant Thornton LLP

Chicago, Illinois
March 18, 2013